COMDIAL CORPORATION AND SUBSIDIARIES
                                                                   Exhibit 11

              SCHEDULE OF COMPUTATION OF EARNINGS PER COMMON SHARE
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                                   Three Months Ended        Nine Months Ended
                                   Sept. 27,  Sept. 28,     Sept. 27,  Sept. 28,
                                      1998       1997         1998       1997
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BASIC

Net income applicable to
  common shares:                 $11,854,000  $2,002,000  $15,551,000   $465,000

Weighted average number of
  common shares outstanding
  during the period                8,816,560   8,672,425    8,776,739  8,634,169
Add - Deferred shares                  7,500          -         6,486         -
      Contingency shares              21,732          -        31,148         -
Weighted average number of shares used
  in calculation of basic earnings
  per common share                 8,845,792   8,672,425    8,814,373  8,657,280

Basic earnings per common share:       $1.34       $0.23        $1.76      $0.44

DILUTED
Net income applicable to
    common shares - basic        $11,854,000  $2,002,000  $15,551,000   $465,000

Weighted average number of shares
  used in calculation of basic
  earnings per common share        8,845,792   8,672,425    8,814,373  8,657,280

Add incremental shares representing:
  Shares issuable based on weighted
    average price:
    Stock options                    223,554      83,461      259,107     64,787

Weighted average number of shares
  used in calculation of diluted
  earnings per common share        9,069,346   8,755,886    9,037,480  8,722,067


Diluted earnings per common share      $1.31       $0.23        $1.71      $0.44